Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (Post-Effective Amendment No. 4) of Optex Systems Holdings, Inc. of our report dated December 20, 2017, with respect to the consolidated financial statements of Optex Systems Holdings, Inc. as of and for the year ended October 1, 2017, included in the Annual Report on Form 10-K/A for the year ended October 1, 2017. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas

February 2, 2018